Exhibit 10.3

COLLEGIUM PHARMACEUTICAL, INC.

AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN

Performance Share Unit Award Grant Schedule

Participant:                                                                 «Name»

Number of Restricted Stock

Units Granted:                                                            [# of PSUs]

Grant Date:                                                                 [Date]

Vesting Date:                                                              [Date]

Definitions:

1.“Good Reason” means any of the following, without the Participant’s prior consent: (a) a reduction in his base salary by [10%] or more; or (b) the relocation of the Participant’s primary place of employment to a location that is (i) more than 50 miles from the location of the Participant’s permanent primary place of employment prior to such relocation and (ii) more than 50 miles from the location of the Participant’s residence. However, none of the foregoing events or conditions will constitute Good Reason unless the Participant provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Participant resigns Participant’s employment within 30 days following the expiration of that cure period.  Notwithstanding the foregoing, if a Participant and the Company (or any of its affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “good reason,” then with respect to such Participant, “Good Reason” shall have the meaning defined in such other agreement.

2.“Cumulative Performance Period” means the [___]-year period beginning on [date] and ending on [date].

3.“Fiscal Year Performance Period” means each of the Company’s [20__],  [20__]and [20__] fiscal years.

4.“Payout Level” means the number of Shares represented by the Performance Share Units that are vested and deliverable to the Participant based on the extent to which the Performance Goals have been achieved, as determined and certified by the Committee following the Vesting Date; provided, however, that

a.for purposes of Section 4(a) of the Agreement, the Payout Level shall be determined as follows: (i)(A) the three-year Cumulative Performance Period shall be deemed to end on the last day of the calendar quarter ending prior to the date the Participant’s employment terminated; and (B) the extent to which the Performance Goal was achieved for the Cumulative Performance Period shall be determined and certified by the Committee based on

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actual performance through the most recently completed calendar quarter prior to the date the Participant’s employment terminated; and (ii) for any completed Fiscal Year Performance Period prior to the date the Participant’s employment terminated, the extent to which the Performance Goal was achieved shall be determined and certified by the Committee based on actual performance for the applicable Fiscal Year(s); and

b.for purposes of Section 4(b) of the Agreement, in the event a Change in Control occurs prior to the Vesting Date and a qualifying termination of employment occurs under Section 4(b) of the Agreement, the Payout Level shall be determined as follows: (i) for any completed Fiscal Year Performance Period prior to the qualifying termination of employment under Section 4(b) of the Agreement, the extent to which the Performance Goal was achieved shall be determined and certified by the Committee based on actual performance for the applicable Fiscal Year(s); and (ii) with respect to any uncompleted Fiscal Year Performance Period and the Cumulative Performance Period, the Payout Level shall be 100% of the outstanding Shares deliverable in respect of the uncompleted Fiscal Year Performance Period(s) and the Cumulative Performance Period as if the Performance Goals were achieved at the maximum level.

5.“Performance Goals” means the performance goal(s) established by the Committee and as set forth in Exhibit A hereto.

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COLLEGIUM PHARMACEUTICAL, INC.

AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN

AWARD AGREEMENT FOR PERFORMANCE SHARE UNITS

THIS AWARD AGREEMENT FOR PERFORMANCE SHARE UNITS (this “Agreement”) is made by Collegium Pharmaceutical, Inc. (the “Company”) to the participant named on the grant schedule attached hereto (the “Participant”), dated as of the date set forth on the grant schedule attached hereto (the “Grant Date”).

RECITALS

WHEREAS, the Company desires to award Performance Share Units to the Participant under the Collegium Pharmaceutical, Inc. Amended and Restated 2014 Stock Incentive Plan, as amended (the “Plan”), pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.Grant Schedule.  Certain terms of the grant of Performance Share Units are set forth on the grant schedule (the “Grant Schedule”) that is attached to, and is a part of, this Agreement.

2.Grant of Performance Share Units.  As of the Grant Date, pursuant to the Plan, the Company hereby awards to the Participant the number of Performance Share Units set forth on the Grant Schedule (the “Award”), subject to the restrictions and on the terms and conditions set forth in this Agreement and the Plan.  The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein.  Capitalized terms used but not defined herein, including the Grant Schedule, will have the same meaning as defined in the Plan.

3.Grant Date.  The Grant Date of the Performance Share Units is set forth on the Grant Schedule.

4.Vesting.  Subject to the terms and conditions set forth herein and in the Plan, a percentage of the Performance Share Units equal to the Payout Level shall become vested, if at all, provided that the Participant remains continuously employed by the Company from the Grant Date through the Vesting Date, except to the extent that vesting occurs pursuant to Sections 4(a) or (b).  Any Performance Share Units that are determined to have not vested shall be immediately forfeited.  The determination by the Committee of the number of Shares deliverable to the Participant shall be binding on the Participant and conclusive for all purposes.  Solely for purposes of this Agreement, employment with the Company will be deemed to include employment with any Subsidiary of the Company (for only so long as such entity remains a Subsidiary of the Company).

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a.Death or Disability.  If the Participant ceases to be employed by the Company prior to the Vesting Date as a result of his death or Disability, the percentage of the Performance Share Units equal to the applicable Payout Level, if any, shall become vested as of the date of his death or Disability.

b.Termination by the Company without Cause or Resignation for Good Reason following a Change in Control.  Notwithstanding the terms of any written agreement between the Company and the Participant, if the Participant ceases to be employed by the Company prior to the Vesting Date as a result of his termination by the Company (or its successor) without Cause or his resignation for Good Reason, in either case within twelve (12) months following a Change in Control, then the percentage of the Performance Share Units that shall become vested, if at all, as of the date of such cessation of employment shall be equal to the Payout Level.  Notwithstanding any other provision of this Agreement, any vesting of Performance Share Units pursuant to this Section 4(b) is conditioned upon the Participant’s execution during the applicable release review period, and non-revocation, of a written release (in such form reasonably prescribed by the Company or in substantially the form attached to an employment agreement entered into by and between the Participant and the Company or any of its affiliates) of any and all claims against the Company and its affiliates.

5.Forfeiture of Performance Share Units.  If at any time prior to the Vesting Date the Participant’s employment by the Company ceases for any reason other than as described in Section 4(a) or 4(b), the Performance Share Units shall be forfeited by the Participant and deemed canceled by the Company.

6.Transferability.  The Performance Share Units are not transferable or assignable otherwise than by will or by the laws of descent and distribution.  Any attempt to transfer Performance Share Units, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, will not vest the transferee with any interest or right in or with respect to such Performance Share Units.

7.Issuance of Shares.

a.Within (i) [thirty (30)] days following the Vesting Date or, (ii) if earlier, within [thirty (30)] days following vesting upon the cessation of the Participant’s employment with the Company as described in Section 4(a) and Section 4(b), the Company shall issue to the Participant, either by book-entry registration or issuance of a stock certificate or certificates, a number of Shares equal to the number of Performance Share Units granted hereunder that have vested as of such date.  Any Shares issued to the Participant hereunder shall be fully paid and non-assessable.

b.The Participant will not be deemed for any purpose to be, or have rights as, a stockholder of the Company by virtue of the grant of Performance Share Units, until Shares are issued in settlement of such Performance Share Units pursuant to Section 7(a) hereof.  Upon the issuance of a stock certificate or the making of an appropriate book entry on the books of the transfer agent, the Participant will have all of the rights of a stockholder.

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8.Adjustment of Performance Goals.  In the event there is a significant acquisition or disposition of any assets, business division, or other extraordinary event that is reasonably expected to have an effect on the Performance Goals, the Committee shall equitably adjust the Performance Goal(s) for the year(s) to which the performance condition applies to take into account the impact of such acquisition, disposition or other extraordinary event on a pro forma basis.

9.Securities Matters.  The Committee may from time to time impose any conditions on the Shares issuable with respect to Performance Share Units as it deems necessary or advisable to ensure that the Plan satisfies the conditions of Rule 16b-3, and that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

10.Electronic Delivery of Documents.  The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations).  For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site.  Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically.

11.Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, will impair any such right, power or remedy of such party, nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character by the of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and will be effective only to the extent specifically set forth in such writing.

12.Right of Discharge Preserved.  The grant of Performance Share Units hereunder will not confer upon the Participant any right to continue in service with the Company or any of its subsidiaries or Affiliates.

13.The Plan.   By accepting this Award, the Participant acknowledges that the Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and accepts the Performance Share Units subject to all of the terms and provisions of the Plan, as amended from time to time.  Pursuant to the Plan, the Board or its Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate.  By accepting this Award, the Gran Participant tee acknowledges and agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or its Committee upon any questions arising under the Plan.

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14.Section 409A.  It is intended that any amounts payable under this Agreement be exempt from or comply with the provisions of Code Section 409A of the Internal Revenue Code of 1986 and the treasury regulations relating thereto (“Section 409A”). No amount shall be payable pursuant to a termination of Participant’s employment unless such termination constitutes a separation from service under Section 409A. To the extent any amounts or Share issuances payable upon the Participant’s separation from service are nonqualified deferred compensation under Section 409A, and if the Participant is at such time a specified employee under Section 409A, then to the extent required under Section 409A payment of such amounts shall be postponed until six (6) months following the date of the Participant’s separation from service (or the Participant’s death, if earlier), upon which date all such postponed Share issuances shall be paid to the Participant in full, and any remaining issuances due shall be paid as otherwise provided herein.

15.Governing Law.  This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Virginia, without regard to the application of the principles of conflicts of laws.

The Award is made by the Company as of the date stated in the introductory paragraph.

COLLEGIUM PHARMACEUTICAL, INC.

By:       _____________________________

Name:

Title:

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EXHIBIT A

PERFORMANCE GOALS

[date]
Weighting

[__] of the Performance Share Units are eligible to vest in respect of the Fiscal Year Performance Period ending [date]

[__]% of the Performance Share Units are eligible to vest in respect of the Cumulative Performance Period ending [date]

Performance Goals – [year] Performance Period	For the Fiscal Year Performance Period ending [date], the Performance Share Units shall vest as follows:
Cumulative Performance Period	For the Cumulative Performance Period ending [date], the Performance Share Units shall vest as follows:

The vesting percentage determination for annual and cumulative achievement shall be mathematically interpolated for achievement between the applicable Performance Goal, in each case rounded to next lower full Share.

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